Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Wearable Devices Ltd.

We hereby consent to the use in this Amendment No. 2 to the Post- Effective Amendment No.1 to the Registration Statement on form F-1 of Wearable Devices Ltd. of our report dated April 6, 2022 (except for Notes 1d, 9a, 9d, 9e, 9f, 9g and 9h as to which the date is February 17, 2023), relating to the consolidated financial statements as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

February 17, 2023

Tel Aviv, Israel